UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  October 24, 2005

STEWART & STEVENSON SERVICES, INC.

(Exact name of registrant as specified in its charter)

Texas

0-8493

74-1051605

(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

2707 North Loop West

Houston, Texas		77008
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code:  (713) 868-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement

On October 24, 2005, Stewart & Stevenson Services, Inc. (the “Company”), IPSC Co., Inc., Stewart & Stevenson Holdings, Inc., Stewart & Stevenson de las Americas, Inc., Stewart & Stevenson International, Inc., Stewart & Stevenson Power, Inc. and S&S Trust entered into a definitive agreement to sell substantially all of the operating assets and business of its Power Products Division headquartered in Houston, Texas to Hushang Ansary, a prominent Houston oil industry entrepreneur and philanthropist.  Mr. Ansary will pay approximately $180 million in cash for the acquired assets, subject to adjustment based on the assets delivered at closing, and assume specified liabilities.  The sale is subject to receipt of required regulatory and third party consents and other customary conditions and is expected to close by the end of the Company’s fiscal year.

As previously announced, on September 27, 2005 the Company, Stewart & Stevenson Petroleum Services, Inc., Stewart & Stevenson International, Inc., Sierra Detroit Diesel Allison, Inc. and S&S Trust entered into a definitive agreement to sell substantially all of the operating assets of the Company’s Engineered Products Division to Mr. Ansary.  Mr. Ansary will pay approximately $60 million in cash for the acquired assets, subject to adjustment based on the assets delivered at closing, and assume specified liabilities.

Item 7.01 Regulation FD Disclosure

A copy of the press release announcing the execution of the acquisition agreement is being furnished pursuant to Regulation FD. The information in the press release shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section. Furthermore, the press release shall not be deemed to be incorporated by reference into the Company’s filings under the Securities Act of 1933, as amended, except as set forth with respect thereto in any such filing.

Item 9.01.  Financial Statements and Exhibits

(c)  Exhibits.

Exhibit
Number	Description of Exhibit

Exhibit 99.1	Company Press Release dated October 24, 2005, titled “Stewart & Announces Agreement for the Sale of Its Power Products Division”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

STEWART & STEVENSON SERVICES, INC.

Date: October 24, 2005	By:	/s/ John B. Simmons
	Name:	John B. Simmons
	Title:	Senior Vice President, Chief
Financial Officer & Treasurer

EXHIBIT INDEX

99.1	Company Press Release dated October 24, 2005, titled “Stewart & Announces Agreement for the Sale of Its Power Products Division”.